Exhibit 10.1

CONTRIBUTION, CONVEYANCE AND ASSUMPTION
AGREEMENT

This Contribution, Conveyance and Assumption Agreement (this “Agreement”), dated as of the Execution Date (as defined below), is by and among Tesoro Logistics LP, a Delaware limited partnership (the “Partnership”), Tesoro Logistics GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), Tesoro Logistics Operations LLC, a Delaware limited liability company (the “Operating Company”), Tesoro Corporation, a Delaware corporation (“Tesoro”), and Tesoro Refining and Marketing Company, a Delaware corporation (“TRMC”). The above-named entities are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, TRMC is the owner of the newly-constructed Anacortes Rail Facility located in Anacortes, Washington (the “Facility”); and
WHEREAS, TRMC desires to contribute certain assets to the General Partner, the General Partner desires to contribute those assets to the Partnership and the Partnership desires to contribute those assets to the Operating Company, all on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the Parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Capitalized terms used herein shall have the respective meanings ascribed to such terms below:
“Agreement” has the meaning set forth in the introduction to this Agreement.
“Amended and Restated Operational Services Agreement” means that certain Amended and Restated Operational Services Agreement dated as of April 1, 2012, among Tesoro, Tesoro Companies Inc., TRMC, the General Partner, the Operating Company, Tesoro Alaska Company and Tesoro High Plains Pipeline Company.
“Assets” means the Facility, including a four-track unloading platform, two receiving and departing tracks capable of handling a 100-car unit train, two additional short track spurs to store and allow minor repair of railcars, pumps, piping and other ancillary equipment to allow for the direct offloading to the storage facility, and gates and fencing associated with the Facility, as well as certain other related assets and properties that are either located on the same parcels of real estate as those assets and properties or used in connection therewith, and all contracts, permits, licenses and other intangible rights of TRMC to the extent assignable, and to the extent used in connection with the ownership and operation of any of the other assets and properties described above, which assets are listed in detail on Exhibit A to this Agreement; provided, however, that with respect to Section 2.2 and Section 2.3, the Assets shall also include the TTA and the MTUA.
“Common Unit” means a common unit representing a limited partner interest in the Partnership having the rights set forth in the Partnership Agreement.
“Excluded Assets and Liabilities” has the meaning set forth in Section 2.1(c) of this Agreement.
“Execution Date” means November 15, 2012.
“Facility” has the meaning set forth in the Recitals.
“General Partner” has the meaning set forth in the introduction to this Agreement.
“General Partner Contribution” has the meaning set forth in Section 2.2(a) of this Agreement.
“General Partner Unit” means a general partner unit representing a general partner interest in the Partnership having the rights set forth in the Partnership Agreement.
“Material Adverse Effect” has the meaning set forth in Section 3.4(a) of this Agreement.
“MTUA” means that certain Anacortes Mutual Track Use Agreement to be executed on the Execution Date among the General Partner, the Partnership, the Operating Company and TRMC, pursuant to which the parties will specify joint use of certain railroad track, including any switches and other ancillary equipment required to use such track, effective as of the “Commencement Date” as defined therein.
“Operating Company” has the meaning set forth in the introduction to this Agreement.
“Partnership” has the meaning set forth in the introduction to this Agreement.
“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of April 26, 2011.
“Partnership Contribution” has the meaning set forth in Section 2.3 of this Agreement.
“Partnership Group” has the meaning set forth in the Second Amended and Restated Omnibus Agreement.
“Party” or “Parties” is defined in the introduction to this Agreement.

“Permitted Liens” has the meaning set forth in Section 2.1(a) of this Agreement.
“Second Amended and Restated Omnibus Agreement” means that certain Second Amended and Restated Omnibus Agreement dated as of the Execution Date, among Tesoro, TRMC, Tesoro Companies, Inc., a Delaware corporation, Tesoro Alaska Company, a Delaware corporation, the General Partner and the Partnership, as such agreement may be amended, supplemented or restated from time to time.
“Tesoro” has the meaning set forth in the introduction to this Agreement.
“TTA” means that certain Anacortes Track Use and Throughput Agreement to be executed on the Execution Date among the General Partner, the Partnership, the Operating Company and TRMC, pursuant to which the Operating Company will provide TRMC with use of the track and offloading facility as well as the service of offloading crude or other agreed products from unit trains effective as of the “Commencement Date” as defined therein.
“Transaction Documents” has the meaning set forth in Section 3.4(a) of this Agreement.
“TRMC” has the meaning set forth in the introduction to this Agreement.
“TRMC Contribution” has the meaning set forth in Section 2.1(a) of this Agreement.
ARTICLE II
CONTRIBUTIONS AND ACKNOWLEDGEMENTS

Section 2.1	Conveyances by TRMC to the General Partner.
(a)    Effective as of the Execution Date, TRMC hereby assigns, transfers, contributes, grants, bargains, conveys, sets over and delivers to the General Partner, its successors and its assigns, for its and their own use forever, the entire right, title, interest, responsibilities, coverages and liabilities of TRMC in and to the Assets, including any responsibilities, coverages and liabilities under any permit or license included in the Assets, free and clear of all liens and encumbrances of any kind or nature, other than as set forth on Exhibit B to this Agreement (the “Permitted Liens”). The contribution described in this Section 2.1(a) shall be referred to in this Agreement as the “TRMC Contribution.” TRMC makes the TRMC Contribution in exchange for an additional 7% membership interest in the General Partner, and the General Partner accepts the TRMC Contribution as a contribution to the capital of the General Partner.
(b)    The Parties hereby acknowledge and agree that TRMC owns certain assets and properties (including any and all petroleum and hydrocarbon inventory) and has certain responsibilities, coverages and liabilities that might otherwise be considered as part of the Assets as set forth on Exhibit C to this Agreement (collectively, the “Excluded Assets and Liabilities”), and that the Excluded Assets and Liabilities are being retained by TRMC and are not being contributed or transferred as part of the TRMC Contribution.
Section 2.2    Conveyances by the General Partner to the Partnership.
(a)    Effective as of the Execution Date and immediately after the completion of the TRMC Contribution, the General Partner hereby assigns, transfers, contributes, grants, bargains, conveys, sets over and delivers to the Partnership, its successors and its assigns, for its and their own use forever, the entire right, title, interest, responsibilities, coverages and liabilities of the General Partner in and to the Assets, including any responsibilities, coverages and liabilities under any permit or license included in such Assets, free and clear of all liens and encumbrances of any kind or nature, other than the Permitted Liens. The contribution described in this Section 2.2(a) shall be referred to in this Agreement as the “General Partner Contribution.”
(b)    The General Partner shall make the General Partner Contribution in exchange for the payment or issuance of the following as of the Execution Date in consideration of the conveyance and transfer of all of the Assets as of the Execution Date as set forth herein:
(i)    $162 million in cash;
(ii)    the issuance to the General Partner of 93,289 general partner units in the Partnership to restore and maintain the General Partner’s two percent (2%) general partner interest in the Partnership; and
(iii)    the issuance to the General Partner of 309,838 Common Units, representing slightly less than a one percent (1%) limited partner interest in the Partnership.
(c)    The Partnership hereby accepts the Assets, including the TTA and the MTUA, as a contribution to the capital of the Partnership.
Section 2.3    Conveyances by the Partnership to the Operating Company. Effective as of the Execution Date and immediately after the completion of the General Partner Contribution, the Partnership hereby assigns, transfers, contributes, grants, bargains, conveys, sets over and delivers to the Operating Company, its successors and its assigns, for its and their own use forever, the entire right, title, interest, responsibilities, coverages and liabilities of the Partnership in and to the Assets, including any responsibilities, coverages and liabilities under any permit or license included in the Assets, free and clear of all liens and encumbrances of any kind or nature, other than the Permitted Liens. The contribution described in this Section 2.3 shall be referred to in this Agreement as the “Partnership Contribution.” The Partnership hereby makes the Partnership Contribution as a capital contribution to the capital of the Operating Company and the Operating Company hereby accepts the Assets, including the TTA and the MTUA, as a contribution to the capital of the Operating Company.

Section 2.4    Actions and Deliveries. The Parties acknowledge that the following actions and deliveries shall occur as set forth below:
(a)    if agreed upon at a future date by the General Partner and Tesoro, the General Partner shall loan the funds it shall receive pursuant to Section 2.2 to Tesoro pursuant to a 10-year promissory note in the form attached as Exhibit D to this Agreement;
(b)    as of the Execution Date, TRMC shall execute and deliver documents and instruments necessary and appropriate to convey the applicable Assets directly to the Operating Company, in the form attached hereto as Exhibit E and other customary forms as may be agreed by the Parties;
(c)    as of the Execution Date, the parties to the TTA have executed and delivered the TTA;
(d)    as of the Execution Date, the parties to the MTUA have executed and delivered the MTUA;
(e)    as of the Execution Date, the parties to the Second Amended and Restated Omnibus Agreement have executed and delivered the Second Amended and Restated Omnibus Agreement;
(f)    as of the Execution Date, the parties to the Amended and Restated Operational Services Agreement have executed and delivered an amendment and restatement of the schedules to the Amended and Restated Operational Services Agreement;
(g)    as of the Execution Date, TRMC and the Operating Company have executed and delivered a ground lease agreement related to the real property under the Facility and such other matters as included therein in form and substance satisfactory to both parties;
(h)    as of the Execution Date, TRMC and the Operating Company have executed and delivered a quitclaim deed with respect to the Assets identified on Exhibit A applicable to such quitclaim in form and substance satisfactory to both parties;
(i)    as of the Execution Date, or at a later date if necessary pursuant to Section 3.6, TRMC and the Operating Company have executed consent and assignment agreements for the assignment of certain of the contracts listed on Exhibit A, all in form and substance satisfactory to both parties;
(j)    as of the Execution Date, the Parties and the parties to the other Transaction Documents have executed a closing escrow agreement to effect the closing into escrow with McGuireWoods LLP of all documents and instruments related to the closing as of the Execution Date; and

(k)    as of the Execution Date, the conflicts committee of the board of the directors of the General Partner has received the opinion of Simmons International, the financial advisor to the conflicts committee of the board of directors of the General Partner, that the consideration to be paid to the General Partner pursuant to Section 2.2 of this Agreement is fair from a financial point of view to the Partnership and the holders of common units of the Partnership other than Tesoro, the General Partner or any of their respective affiliates.
ARTICLE III
REPRESENTATIONS
Section 3.1    Representations of TRMC. TRMC hereby represents and warrants to the General Partner, the Partnership and the Operating Company as of the Execution Date as follows:
(a)    the Assets are in good working condition, suitable for the purposes for which they are being used in accordance with accepted industry standards and all applicable laws and regulations;
(b)    TRMC has title to the Assets that is sufficient to operate the Assets in accordance with their intended and historical use, subject to all recorded matters and all physical conditions in existence as of the Execution Date;
(c)    to TRMC’s knowledge, after reasonable investigation, there are no terms in any agreements included in the Assets that would materially impair the rights granted to the Partnership Group pursuant to the transactions contemplated by this Agreement; and
(d)    the Assets have been designed and constructed to allow the Facility to have sufficient capacity to perform at the rate of one one-hundred car unit train per day, subject to applicable permit restrictions.
Section 3.2    Representation of the General Partner. The General Partner hereby represents and warrants to TRMC as of the Execution Date that the General Partner has full power and authority to act as general partner of the Partnership in all material respects.
Section 3.3    Representation of the Partnership. The Partnership hereby represents and warrants to the General Partner and Tesoro as of the Execution Date that the Common Units and the general partner units of the Partnership issued to the General Partner pursuant to Section 2.2(a) have been duly authorized for issuance and sale to the General Partner and, when issued and delivered by the Partnership pursuant to this Agreement against payment of the consideration set forth herein, will be validly issued and fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-607 and 17-804 of the Delaware Limited Partnership Act).

Section 3.4    Representations of the Parties. Each Party represents and warrants, severally as to only itself and not jointly, to the other Parties as of the Execution Date:
(a)    The applicable Party has been duly formed or incorporated and is validly existing as a limited partnership, limited liability company or corporation, as applicable, in good standing under the laws of its jurisdiction of organization with full power and authority to enter into and perform its obligations under this Agreement and the other documents contemplated herein (the “Transaction Documents”) to which it is a party, to own or lease and to operate its properties currently owned or leased or to be owned or leased and to conduct its business. The applicable Party is duly qualified to do business as a foreign corporation, limited liability company or limited partnership, as applicable, and is in good standing under the laws of each jurisdiction which requires such qualification, except where the failure to be so qualified or registered would not have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties, taken as a whole, whether or not arising from transactions in the ordinary course of business, of such Party (a “Material Adverse Effect”).
(b)    The applicable Party has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and perform its respective obligations thereunder. All corporate, partnership and limited liability company action, as the case may be, required to be taken by the applicable Party or any of its stockholders, members or partners for the execution and delivery by the applicable Party of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby has been validly taken.
(c)    For the applicable Party, each of the Transaction Documents to which it is a party is a valid and legally binding agreement of such Party enforceable against such Party in accordance with its terms; except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); provided further; that the indemnity, contribution and exoneration provisions contained in any of the Transaction Documents may be limited by applicable laws and public policy.
(d)    Neither the execution, delivery and performance of the Transaction Documents by the applicable Party that is a party thereto nor the consummation of the transactions contemplated by the Transaction Documents conflict or will conflict with, or result or will result in, a breach or violation of or a default under (or an event that, with notice or lapse of time or both would constitute such an event), or imposition of any lien, charge or encumbrance upon any property or assets of any of the applicable Party pursuant to, (i) the partnership agreement, limited liability company agreement, certificate of limited partnership, certificate of formation or conversion, certificate of articles of incorporation, bylaws or other constituent document of the applicable Party, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the applicable Party is a party or bound or to which its property is subject, or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the applicable Party of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over such Party or any of its properties in a proceeding to which it or its property is a party, except in the case of clause (ii), liens, charges or encumbrances arising under security documents for the collateral pledged under such Party’s applicable credit agreements and except in the case of clause (iii), where such breach or violation would not reasonably be expected to have a Material Adverse Effect.
(e)    No permit, consent, approval, authorization, order, registration, filing or qualification of or with any court, governmental agency or body having jurisdiction over the applicable Party or any of its properties or assets is required in connection with the execution, delivery and performance of the Transaction Documents by the applicable Party, the execution, delivery and performance by the applicable Party that is a party thereto of its respective obligations under the Transaction Documents or the consummation of the transactions contemplated by the Transaction Documents other than (i) any filing related to the sale of the Common Units under this Agreement with federal or state securities laws authorities, and (ii) consents that have been obtained, except in the case of clause (ii) where the failure to obtain such consent would not reasonably be expected to have a Material Adverse Effect.
(f)    No action, suit, proceeding, inquiry or investigation by or before any court or governmental or other regulatory or administrative agency, authority or body or any arbitrator involving the applicable Party or its property is pending or, to the knowledge of the applicable Party, threatened or contemplated that (i) would individually or in the aggregate reasonably be expected to have a material adverse effect on the performance of the Transaction Documents or the consummation of any of the transactions contemplated therein, or (ii) would individually or in the aggregate reasonably be expected to have a Material Adverse Effect.
Section 3.5    Survival. The Operating Company shall provide written notice to TRMC of any breach of the representation in Section 3.1(d) of this Agreement prior to the second anniversary date of the Execution Date. After the second anniversary of the Execution Date, TRMC’s representation in Section 3.1(d) shall no longer be effective.
Section 3.6    Cooperation on Assignment. If any of the consents and assignments referenced in Section 2.4(i) are not able to be executed on the Execution Date, the Parties shall cooperate and use commercially reasonable efforts to have such consents and assignments executed at the earliest practicable time. To the extent that any such consents and assignments cannot be obtained, the Parties will use their commercially reasonable efforts to take such actions as may be possible without violation or breach of any applicable contract to effectively to grant the Operating Company the economic benefits of, and impose upon the Operating Company the economic burdens of, such contracts.

ARTICLE IV
COVENANTS
Section 4.1    Further Assurances. From time to time after the Execution Date, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and to do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended to be so (including any actions required to effect the assignment and conveyance of the Assets as of the Execution Date), and (c) more fully and effectively to carry out the purposes and intent of this Agreement. Further, each Party shall grant to the other Party and their respective agents and representatives access to their respective property after the Execution Date during normal business hours and subject to standard safety and security procedures of the applicable Party for purposes of the operation of their respective businesses, as contemplated hereunder and under the documents referenced herein.
Section 4.2    Indemnity by TRMC. TRMC shall indemnify, defend and hold harmless the Partnership and the Operating Company from and against any Losses (as defined in the Second Amended and Restated Omnibus Agreement) suffered or incurred by those Parties by reason of or arising out of TRMC’s breach of the representation in Section 3.1(d), to the extent that TRMC is notified in writing of any of the foregoing prior to the end of the survival period set forth in Section 3.5. Such indemnification shall be made in accordance with the procedures set forth in Section 3.6 of the Second Amended and Restated Omnibus Agreement and shall also be subject to the provisions of Section 3.7(d) of the Second Amended and Restated Omnibus Agreement.
ARTICLE V
MISCELLANEOUS
Section 5.1    Costs. Each Party shall pay its own costs and expenses with respect to the transactions contemplated by this Agreement; except as follows:
(a)    the Partnership and TRMC shall each pay one-half of (i) the sales, use and similar taxes arising out of the contributions, conveyances and deliveries to be made under Article II, (ii) all documentary, filing, recording, transfer, deed and conveyance taxes and fees required in connection therewith, (iii) legal fees and costs of McGuireWoods LLP and Latham & Watkins LLP, and (iv) any other customary closing costs associated with the contributions of the Assets; and
(b)    the Partnership shall pay all of the costs and expenses of the conflicts committee of the board of directors of the General Partner, including, but not limited to, the advisory and legal fees and costs of Andrews Kurth LLP and Simmons International.
Section 5.2    Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including, without limitation, all Schedules and Exhibits attached hereto, and not to any particular provision of this Agreement. All references herein to Articles, Sections, Schedules and Exhibits shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement and the Schedules and Exhibits attached hereto, and all such Schedules and Exhibits attached hereto are hereby incorporated herein and made a part hereof for all purposes. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.
Section 5.3    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.
Section 5.4    No Third Party Rights. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies, and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.
Section 5.5    Counterparts. This Agreement may be executed in any number of counterparts (including facsimile or .pdf copies) with the same effect as if all Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.
Section 5.6    Applicable Law; Forum, Venue and Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, without regard to the principles of conflicts of law. Each of the Parties (a) irrevocably agrees that any claims, suits, actions or proceedings arising out of or relating in any way to this Agreement shall be exclusively brought in any federal court of competent jurisdiction situated in the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, in the district court of Bexar County, Texas, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims; (b) irrevocably submits to the exclusive jurisdiction of the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, of the district court of Bexar County, Texas in connection with any such claim, suit, action or proceeding; (c) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (i) it is not personally subject to the jurisdiction of the United States District Court for the Western District of Texas, San Antonio Division, or the district court of Bexar County, Texas, or of any other court to which proceedings in such courts may be appealed, (ii) such claim, suit, action or proceeding is brought in an inconvenient forum, or (iii) the venue of such claim, suit, action or proceeding is improper; (d) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and (e) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder or by personal service within or without the State of Texas, and agrees that service in such forms shall constitute good and sufficient service of process and notice thereof; provided, however, that nothing in clause (e) hereof shall affect or limit any right to serve process in any other manner permitted by law.
Section 5.7    Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.
Section 5.8    Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties. Each such instrument shall be reduced to writing and shall be designated on its face as an amendment to this Agreement. Notwithstanding anything in the foregoing to the contrary, any amendment executed by the Partnership or any of its subsidiaries shall not be effective unless and until the execution of such amendment has been approved by the conflicts committee of the General Partner’s board of directors.
Section 5.9    Integration. THIS AGREEMENT AND THE INSTRUMENTS REFERENCED HEREIN SUPERSEDE ALL PREVIOUS UNDERSTANDINGS OR AGREEMENTS AMONG THE PARTIES, WHETHER ORAL OR WRITTEN, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT AND SUCH INSTRUMENTS. THIS AGREEMENT AND SUCH INSTRUMENTS CONTAIN THE ENTIRE UNDERSTANDING OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. NO UNDERSTANDING, REPRESENTATION, PROMISE OR AGREEMENT, WHETHER ORAL OR WRITTEN, IS INTENDED TO BE OR SHALL BE INCLUDED IN OR FORM PART

OF THIS AGREEMENT UNLESS IT IS CONTAINED IN A WRITTEN AMENDMENT HERETO EXECUTED BY THE PARTIES HERETO AFTER THE DATE OF THIS AGREEMENT.
Section 5.10    Specific Performance. The Parties agree that money damages may not be a sufficient remedy for any breach of this Agreement and that in addition to any other remedy available at law or equity, the Parties shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any Party’s breach of this Agreement. The Parties agree that no bond shall be required for any injunctive relief in connection with a breach of this Agreement.
Section 5.11    Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and interests referenced herein.
Section 5.12    Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by facsimile to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 5.12.
If to the Tesoro or TRMC:

Tesoro Corporation
19100 Ridgewood Parkway
San Antonio, Texas 78259-1828
Attn: Charles S. Parrish
Facsimile: (210) 745-4494

If to the General Partner, the Partnership or the Operating Company:

Tesoro Logistics LP
c/o Tesoro Logistics GP, LLC, its General Partner
19100 Ridgewood Parkway
San Antonio, Texas 78259-1828
Attn: Charles S. Parrish
Facsimile: (210) 745-4494

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties to this Agreement have caused it to be duly executed as of the Execution Date.

TESORO LOGISTICS LP		TESORO CORPORATION

By:	Tesoro Logistics GP, LLC, its	By:	/s/ Daniel R. Romasko
	general partner		Daniel R. Romasko
Executive Vice President,
By:	/s/ Phillip M. Anderson		Operations
Phillip M. Anderson
President

TESORO LOGISTICS GP, LLC		TESORO LOGISTICS OPERATIONS
LLC
By:	/s/ Phillip M. Anderson
	Phillip M. Anderson	By:	/s/ Phillip M. Anderson
	President		Phillip M. Anderson
President
TESORO REFINING AND MARKETING COMPANY

By:	/s/ Daniel R. Romasko
Daniel R. Romasko
Executive Vice President,
Operations

EXHIBIT A

Assets

Asset Description
Locomotive and Telemetry Devise Use and Liability Agreement effective as of September 1, 2012, between TRMC and BNSF Railway Company.
Industry Track Agreement effective August 31, 2012, between TRMC and BNSF Railway Company (as a partial assignment and only to the extent such agreement covers assets conveyed pursuant hereto).
Unit Train Facility Operations and Maintenance Service Agreement dated effective as of June 1, 2012, between TRMC and Savage Services Corporation.
TTA, for purposes of Sections 2.2 and 2.3 MTUA, for purposes of Sections 2.2 and 2.3

The following assets as listed on TRMC’s asset ledger as of the date hereof:

Asset	Cost Ctr	Description
CRUDE PUMPS	21370	Three pumps. Asset Tag # 1404, 1405 and 1406. 250 HP VFD's
OIL WATER SEWER PUMPS	21370	Two pumps. Asset Tag # 1408 and 1409. 200 HP motors.
RAILROAD TRACKS	21370
Approximately 22,278 Track Feet (two rails). This breakout of track excludes the track in the unloading platform. All track is installed on ballast and concrete ties, except for the switches which are installed on wood ties.

UNLOADING PLATFORM SYSTEM	21370
Oily water sewer header and discharge piping, crude header and discharge piping, firewater system surrounding the platform with monitors, vapor equalization header and branch piping, potable water system (All Piping approximately 29,400 linear feet).

Ballast and 6,400 feet of railroad tracks
installed on the unloading pad.

ADMIN BUILDING	21370	Double-wide trailer, single-wide trailer, desks, chairs, and tables.

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POWER DISTRIBUTION CENTER	21370
CATHODIC PROTECTION (PIPING)	21370
TRANSFORMER	21370	15kVA transformer
INSTRUMENTATION	21370
ELECTRICAL - POWER DISTRIBUTION	21370
ELECTRICAL - ADMIN BUILDING	21370
Lease related to the 2013 Ford F150 - Vin# 1FTEW1CM6DFA69044	21370
Lease for 36' x 10' mobile office (32' x10' box).

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EXHIBIT B

Permitted Liens

Liens, claims, charges, options, encumbrances, mortgages, pledges or security interests as follows:
(a)     incurred and made in the ordinary course of business in connection with worker’s compensation;
(b)    that secure the performance of bids, tenders, leases, contracts (other than for the repayment of debt), statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business;
(c)     imposed by law, such as carriers’, warehouseman’s, mechanics’, materialmen’s, landlords’, laborers’, suppliers’ and vendors’ liens, incurred in good faith in the ordinary course of business and that secure obligations that are not yet due or delinquent or which are being contested in good faith by appropriate proceedings as to which the TRMC has set aside on its books adequate reserves;
(d)    that secure the payment of taxes, either not yet due or delinquent or being contested in good faith by appropriate legal or administrative proceedings and as to which TRMC has set aside on its books adequate reserves;
(e)     zoning restrictions, easements, licenses, rights of way, declarations, reservations, provisions, covenants, conditions, waivers or restrictions on the use of property (and with respect to leasehold interests, mortgages, obligations and liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee);
(f)     on property existing at the time such property was acquired by the TRMC (provided, that they were not created in contemplation of the acquisition of such property by TRMC);
(g)     created by Operating Company; and
(h)     pursuant to the Agreement, the Second Amended and Restated Omnibus Agreement, the Amended and Restated Operational Services Agreement and the TTA.

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EXHIBIT C

Excluded Assets and Liabilities
Offsite control system in the Facility.

EXHIBIT D

Form of 10-Year Promissory Note

(See Attached.)

INTERCOMPANY NOTE (the “Note”)
$35,875,000		San Antonio, Texas
November __, 2012 (the “Note Date”)

FOR VALUE RECEIVED, TESORO CORPORATION, a Delaware corporation, having an address at 19100 Ridgewood Parkway, San Antonio, Texas 78259 (“Maker”) promises to pay to the order of TESORO LOGISTICS GP, LLC, a Delaware limited liability company, having an address at 19100 Ridgewood Parkway, San Antonio, Texas 78259 (“Payee”) the principal sum of THIRTY FIVE MILLION EIGHT HUNDRED SEVENTY-FIVE THOUSAND DOLLARS ($35,875,000). Maker also promises to pay to Payee interest on the outstanding principal amount of this Note, from time to time, at the rate equal to the greater of (i) [the ________ 2012 applicable Federal interest rate that will be published by the IRS during the third week of _________ 2012] [three percent (3.00%)] and (ii) the “Applicable Federal Rate” (as defined in and determined under Section 1274(d) of the Internal Revenue Code of 1986, as amended) in effect on the date hereof. Interest shall be computed on the basis of a year of 365 (or 366) days and shall be due and payable in arrears on a quarterly basis within five (5) business days of the last day of each fiscal quarter.
Maker shall pay all obligations in lawful money of the United States in immediately available funds, free and clear of, and without deduction or offset for, any present or future taxes, levies, imposts, charges, withholdings, or liabilities with respect thereto; or any other defenses, offsets, set-offs, claims, counterclaims, credits, or deductions of any kind. Maker’s obligations under this Note are completely independent of all circumstances whatsoever other than as this Note expressly states.
1.    Maturity, Prepayment. The principal and accrued but unpaid interest on this Note shall be due and payable on demand, and if no demand has been made prior thereto, on [________], 2022. Maker may prepay this Note at any time, in whole or in part, without notice, penalty, or premium, provided only that Maker simultaneously pays interest to the date of such prepayment.
2.    Subordination. Payee’s rights under this Note, including rights to the payment of principal or interest, shall be expressly subordinated to the rights of the Lenders and the Agent in the Secured Obligations under Maker’s Fifth Amended and Restated Credit Agreement, dated as of March 16, 2011, among Maker, the financial institutions party thereto, and JPMorgan Chase Bank, National Association, as Administrative Agent, as amended through the date hereof and as the same may be amended, restated, supplemented or otherwise modified from time to time (each capitalized term used in this Section 2 and not otherwise defined herein shall have the meaning given to it in such Credit Agreement).
3.    Post-Maturity Interest, Etc. Any amount of principal or interest which is not paid when due, whether at maturity or otherwise, shall bear interest from the date when due until said principal or interest amount is paid in full, payable on demand, at the per annum rate of six percent (6.0%).
4.    Waivers. Maker and any endorsers and guarantors of this Note, and all others who may become liable for all or any part of the obligations evidenced by this Note, severally waive presentment for payment, protest, notice of protest, dishonor, notice of dishonor, demand, notice of non-payment, and the benefit of all statutes, ordinances, judicial rulings, and other legal principles of any kind, now or hereafter enacted or in force, affording any right of cure or any right to a stay of execution or extension of time for payment or exempting any property of such person from levy and sale upon execution of any judgment obtained by the holder in respect of this Note. THE PARTIES WAIVE JURY TRIAL IN ANY ACTION TO ENFORCE OR INTERPRET, OR OTHERWISE ARISING FROM, THIS NOTE.
5.    GOVERNING LAW. THIS NOTE AND THE PARTIES’ RIGHTS UNDER THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK NOTWITHSTANDING ANY PRINCIPLES OF CONFLICTS OF LAW.
6.    Severability. If any provision of this Note is invalid or unenforceable, then the other provisions shall remain in full force and effect and shall be liberally construed in favor of Payee.
Maker has executed and delivered this Note as of the Note Date.

TESORO CORPORATION
By:________________________________
Gregory J. Goff
President

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EXHIBIT E

Forms of Conveyance Documents

Bill of Sale, Assignment and Assumption (see attached)

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BILL OF SALE, ASSIGNMENT AND ASSUMPTION
This Bill of Sale, Assignment and Assumption, dated to be effective as of __________, 2012, (this “Instrument”) is made, executed and delivered by Tesoro Refining and Marketing Company, a Delaware corporation (“TRMC”) in favor of Tesoro Logistics Operations LLC, a Delaware limited liability company (“Operating Company”).
WHEREAS, TRMC and Operating Company, along with other parties, have entered into a Contribution, Conveyance and Assumption Agreement dated as of the date hereof (the “Contribution Agreement”); and
WHEREAS, the execution and delivery of this Instrument by TRMC and Operating Company is a condition to the obligations of all of the parties to the Contribution Agreement to consummate the transactions contemplated thereby.
NOW, THEREFORE, in consideration of the premises above and the mutual agreements set forth in the Contribution Agreement, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.    Bill of Sale and Assignment of Assets. TRMC hereby sells, transfers, conveys, assigns, grants, bargains, sets over, releases, delivers, vests and confirms unto Operating Company and its successors and assigns, forever, the entire right, title and interest of TRMC, free and clear of all liens and encumbrances of any kind or nature, other than Permitted Liens (as defined in the Contribution Agreement), in and to any and all of the Assets (as defined and described in the Contribution Agreement, which includes the assets set forth on Schedule A attached hereto). Notwithstanding anything contained in this Instrument to the contrary, the Assets shall not include any of the Excluded Assets and Liabilities (both as defined in the Contribution Agreement).
2.    Assignment and Assumption. TRMC hereby assigns to Operating Company all of TRMC’s responsibilities, coverages and liabilities of TRMC in and to the Assets, as described in the Contribution Agreement, and Operating Company hereby agrees to assume, pay, discharge and perform when due all of the those responsibilities, coverages and liabilities. Notwithstanding the foregoing, Operating Company does not assume, or agree to pay, discharge or perform when due, any Excluded Assets and Liabilities (as defined in the Contribution Agreement).
3.    Further Assurances. TRMC hereby covenants and agrees that, at any time and from time to time after the date of this Instrument, at Operating Company's request, TRMC will execute and deliver such documents and instruments of conveyance and transfer as Operating Company may reasonably request to consummate more effectively the contribution of the Assets as contemplated by the Contribution Agreement and to vest in Operating Company title to the Assets transferred under this Instrument.

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4.	Miscellaneous Provisions.
(a)    Successors in Interest. This Instrument shall be binding upon and inure to the benefit of the parties and their respective permitted successors, permitted assigns and legal representatives.
(b)    Schedule; Number; Gender; Captions. The schedule to this Instrument is hereby incorporated into, and made a part of, this Instrument. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders. Titles and captions of or in this Instrument are inserted only as a matter of convenience and for reference and in no way affect the scope or intent of this Instrument.
(c)    Applicable Law. This Instrument shall be governed by and construed in accordance with the Laws of the State of Texas.
(d)    Severability. If any provision of this Instrument shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Instrument shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.
(e)    Amendment. This Instrument may not be amended except by an instrument in writing signed by Operating Company and TRMC.
(f)    Counterparts. This Instrument may be executed in any number of counterparts (including facsimile or .pdf copies) with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.
[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Bill of Sale, Assignment and Assumption has been executed by the parties as of the date first above written.

TESORO REFINING AND MARKETING COMPANY
By:________________________________
Daniel R. Romasko
Executive Vice President, Operations

TESORO LOGISTICS OPERATIONS LLC
By:________________________________
Phillip M. Anderson
President

SIGNATURE PAGE TO BILL OF SALE, ASSIGNMENT AND ASSUMPTION

SCHEDULE A TO
BILL OF SALE, ASSIGNMENT AND ASSUMPTION
ASSETS
The Assets shall include (other than the Excluded Assets and Liabilities) all of TRMC’s right, title, interest, responsibilities, coverages and liabilities of TRMC in the Assets (as defined in the Contribution Agreement), including, but not limited to the following: